Weyco Reports Third Quarter Sales And Earnings

MILWAUKEE, Oct. 29, 2013 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended September 30, 2013.

Net sales for the third quarter of 2013 were $83.1 million, an increase of 5% from 2012 sales of $79.5 million. Earnings from operations increased 6% to $8.6 million in the third quarter of 2013, compared to $8.1 million in 2012. Net earnings attributable to the Company were $5.4 million in the third quarter of 2013, up 4% from $5.2 million in 2012. Diluted earnings per share increased to $0.50 per share in 2013, from $0.48 per share in the third quarter of 2012. Earnings for last year's third quarter included approximately $460,000 ($270,000 after tax, or $0.03 per diluted share) of income resulting from a reduction in the estimated liability for future payments related to the 2011 acquisition of The Combs Company. Without this adjustment, earnings from operations and net earnings attributable to the Company would have been up 12% and 10%, respectively, for the quarter.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $64.8 million for the third quarter of 2013, compared to $61.0 million in 2012. Wholesale product sales were $63.9 million in the third quarter of 2013, up from $60.2 million in 2012. This increase was primarily due to higher sales of the Nunn Bush brand. Wholesale net sales of Nunn Bush were up approximately $5.4 million, or 39%, for the quarter due to higher sales volumes at department stores and national shoe chains, driven by increased sales of new casual products. Licensing revenues remained flat at approximately $800,000 in the third quarter of 2013 and 2012. Earnings from operations for the wholesale segment were $7.1 million in the third quarter of 2013, up 8% from $6.6 million in 2012. Last year's third quarter earnings from operations included approximately $460,000 of income resulting from the adjustment referred to above. Without this prior year adjustment, earnings from operations for the wholesale segment would have been up 16% for the quarter.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were $5.2 million in the third quarter of 2013, compared to $5.5 million in 2012. Same store sales increased 7% for the quarter. There were eight fewer domestic retail stores as of September 30, 2013 than at September 30, 2012. Earnings from operations for the retail segment increased approximately $190,000 for the quarter.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $13.1 million in the third quarter of 2013, compared to $12.9 million in 2012. Earnings from operations of these businesses decreased to $1.0 million in the third quarter of 2013, from $1.2 million in the same period last year. This decrease was primarily due to a $700,000 decline in the operating earnings of Florsheim Australia's wholesale business which was offset by a $450,000 increase in the operating earnings of its retail business.

"We are pleased with our solid growth in both sales and operating earnings this quarter," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "In particular, we are pleased with the performance of our Nunn Bush brand. We believe the brand's new casual products position us well for solid growth as we move into the fourth quarter."

On October 28, 2013, the Company's Board of Directors declared a quarterly cash dividend of $0.18 per share to all shareholders of record on December 10, 2013, payable January 2, 2014.

Conference Call Details:

Weyco Group will host a conference call on Wednesday, October 30, 2013 at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call please dial 888-713-4217 or 617-213-4869, referencing passcode 87879397, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode 52225691. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except per share amounts)

Net sales	$ 83,108	$ 79,473	$ 221,739	$ 215,120
Cost of sales	51,529	49,027	137,763	133,765
Gross earnings	31,579	30,446	83,976	81,355

Selling and administrative expenses	22,993	22,338	67,022	64,012
Earnings from operations	8,586	8,108	16,954	17,343

Interest income	346	438	1,144	1,404
Interest expense	(75)	(143)	(314)	(388)
Other income and expense, net	(123)	10	(750)	(55)

Earnings before provision for income taxes	8,734	8,413	17,034	18,304

Provision for income taxes	3,133	2,961	6,043	6,245

Net earnings	5,601	5,452	10,991	12,059

Net earnings attributable to noncontrolling interest	209	260	194	779

Net earnings attributable to Weyco Group, Inc.	$ 5,392	$ 5,192	$ 10,797	$ 11,280

Weighted average shares outstanding
Basic	10,786	10,827	10,770	10,860
Diluted	10,873	10,911	10,840	10,974

Earnings per share
Basic	$ 0.50	$ 0.48	$ 1.00	$ 1.04
Diluted	$ 0.50	$ 0.48	$ 1.00	$ 1.03

Cash dividends declared (per share)	$ 0.18	$ 0.17	$ 0.36	$ 0.50

Comprehensive income	$ 6,340	$ 6,058	$ 10,204	$ 13,036

Comprehensive income (loss) attributable to noncontrolling interest	268	323	(412)	1,119

Comprehensive income attributable to Weyco Group, Inc.	$ 6,072	$ 5,735	$ 10,616	$ 11,917

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
	2013	2012
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 9,750	$ 17,288
Marketable securities, at amortized cost	5,875	8,004
Accounts receivable, net	62,189	49,048
Accrued income tax receivable	-	1,136
Inventories	52,612	65,366
Deferred income tax benefits	316	649
Prepaid expenses and other current assets	2,885	4,953
Total current assets	133,627	146,444

Marketable securities, at amortized cost	28,285	36,216
Deferred income tax benefits	1,571	792
Property, plant and equipment, net	35,579	37,218
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	20,973	18,791
Total assets	$ 265,895	$ 285,321

LIABILITIES AND EQUITY:
Short-term borrowings	$ 25,000	$ 45,000
Accounts payable	6,682	11,133
Accrued liabilities	11,617	13,888
Accrued income tax payable	434	-
Total current liabilities	43,733	70,021

Long-term pension liability	27,486	27,530
Other long-term liabilities	6,792	6,381

Equity:
Common stock	10,837	10,831
Capital in excess of par value	31,003	26,184
Reinvested earnings	152,137	149,664
Accumulated other comprehensive loss	(12,695)	(12,514)
Total Weyco Group, Inc. equity	181,282	174,165
Noncontrolling interest	6,602	7,224
Total equity	187,884	181,389
Total liabilities and equity	$ 265,895	$ 285,321

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2013	2012
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 10,991	$ 12,059
Adjustments to reconcile net earnings to net cash provided by
(used for) operating activities -
Depreciation	2,967	2,442
Amortization	280	249
Bad debt expense	121	173
Deferred income taxes	(945)	(1,381)
Net gain on remeasurement of contingent consideration	-	(1,681)
Net foreign currency transaction losses	425	83
Stock-based compensation	948	896
Pension contribution	(1,282)	-
Pension expense	2,766	2,638
Other-than-temporary investment impairment	200	-
Increase in cash surrender value of life insurance	(250)	(250)
Changes in operating assets and liabilities -
Accounts receivable	(13,267)	(15,163)
Inventories	12,648	(145)
Prepaids and other assets	3,303	848
Accounts payable	(4,451)	(3,401)
Accrued liabilities and other	(2,144)	365
Accrued income taxes	1,563	2,217
Net cash provided by (used for) operating activities	13,873	(51)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(22)	-
Proceeds from maturities of marketable securities	9,833	5,947
Life insurance premiums paid	(155)	(155)
Investment in real estate	(3,206)	-
Purchase of property, plant and equipment	(1,912)	(5,411)
Net cash provided by investing activities	4,538	381

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(3,881)	(5,351)
Shares purchased and retired	(4,623)	(5,684)
Proceeds from stock options exercised	3,558	2,216
Payment of contingent consideration	(1,270)	-
Payment of indemnification holdback	-	(2,000)
Proceeds from bank borrowings	11,000	22,000
Repayments of bank borrowings	(31,000)	(15,000)
Income tax benefits from stock-based compensation	514	643
Net cash used for financing activities	(25,702)	(3,176)

Effect of exchange rate changes on cash and cash equivalents	(247)	46

Net decrease in cash and cash equivalents	$ (7,538)	$ (2,800)

CASH AND CASH EQUIVALENTS at beginning of period	17,288	10,329

CASH AND CASH EQUIVALENTS at end of period	$ 9,750	$ 7,529

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 4,784	$ 4,665
Interest paid	$ 266	$ 309

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880